EXHIBIT 99.1

JOSTENS IH CORP. ANNOUNCES OPTIONAL BANK DEBT PRE-PAYMENT AND
NAME CHANGE TO VISANT™

Visant Is Led by Marc L. Reisch; Includes Market-Leading Companies Jostens™, Von Hoffmann™, Lehigh Lithographers™, Arcade™ and Lehigh Direct™.

ARMONK, NY, February 22, 2005 – Jostens IH Corp. announces that it voluntarily pre-paid the next three years’ scheduled payments under its bank term loans in the aggregate amount of $63.6 million. After giving effect to this optional payment the company’s term borrowings are $956.4 million in principal amount. The company reduced its term borrowings with free cash flow generated from operations. The term loan borrowings were originally made by the company in October 2004 in connection with the closing of the transactions that brought Jostens, Von Hoffmann, Lehigh and Arcade Marketing under the common ownership of Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P., to form a specialty printing, marketing and school-related affinity products and services organization.

Today the company is also pleased to announce that Jostens IH Corp. has been renamed VISANT (vy-sent) Corporation effective immediately.  The new name, derived from the word “advisor”, reflects the organization’s strategy to capitalize on the collective resources of these businesses in an effort to guide and support the companies toward optimal growth of each of the businesses and the organization as a whole.

The Jostens, Von Hoffmann, Lehigh and Arcade names, which represent the companies’ longstanding and well-established reputations in their respective markets will remain and the companies’ products and services will continue to be marketed and sold under the Jostens, Von Hoffmann, Lehigh and Arcade marks.  The new name will signify the collective organization’s common face to the marketplace and its investors.

Jostens Holding Corporation will also bear the Visant name and will be known as Visant Holding Corp.

“Our ability to pre-pay three years’ amortization reflects the strong free cash flows generated by these businesses”, commented Marc Reisch, Chairman, President and Chief Executive Officer of Visant. “The announcement of our new name marks an important milestone in the integration of the businesses that was begun in October 2004.  I am excited about the progress that has been made to date and look forward to continuing to drive initiatives for growth and innovation in each of the businesses.”

Visant expects to release 2004 full year and fourth quarter results on March 10, 2005. Further details on the earnings release are available at http://www.jostens.com/company/investor.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ products include yearbooks, class rings, graduation products and school photography. Von Hoffmann is a leading manufacturer of four-color case bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States. It also provides commercial printing services to non-educational customers, including business-to-business catalogers. Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets as well as other consumer product markets, including household products and food and beverage markets. Lehigh Direct also provides a range of innovative printing products and services to the direct marketing sector.

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or the negative thereof or similar words. We base these forward-looking statements on assumptions that we believe are reasonable; however, these assumptions may prove incorrect or be affected by known or unknown risks or uncertainties. As a result, actual results may vary materially from those set forth in our forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. On October 4, 2004, we completed a series of transactions, pursuant to which AHC I Acquisition Corp. (Arcade) and Von Hoffmann Holdings, Inc. became our direct wholly-owned subsidiaries. The risks and uncertainties that would cause our actual results to differ include, but are not limited to, the following: our substantial indebtedness following the consummation of the transactions; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; loss of significant customers or customer relationships; fluctuations of raw material prices and our reliance on a limited number of suppliers; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; Von Hoffmann’s dependency on the sale of school textbooks; the textbook adoption cycle and levels of government funding for education spending; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; the failure of Arcade’s sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; and control by our controlling shareholders.

Contact:

Marjorie Brown

(952) 830 8463

marjorie.brown@jostens.com